SCHEDULE 14A


                                 (RULE 14A-101)


                   INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION


         Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )



Filed by the registrant [x]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement.        [ ] Confidential, for use of the
                                            Commission only (as permitted
                                            by Rule 14a-6(e)(2)).

[ ] Definitive proxy statement.

[ ] Definitive additional materials.

[x] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


                         Allstate Financial Corporation
              ____________________________________________________
              (Name of the Registrant as Specified In Its Charter)


    ________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (check the appropriate box):

[x] No fee required.


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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1. Title of each class of securities to which transaction applies:

 .......................................................

2. Aggregate number of securities to which transaction applies:

 .......................................................

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 .......................................................

4. Proposed maximum aggregate value of transaction:

 .......................................................

5. Total fee paid:

 .......................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.  Amount Previously Paid:

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2.  Form, Schedule or Registration Statement No.:

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3.  Filing Party:

 .......................................................

4.  Date Filed:

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


                                 [Allstate logo]


                [Letterhead of Allstate Financial Corporation]


                                 April 10, 1998


Dear Fellow Allstate Shareholder:

      In advance of your receiving proxy materials for our May 12, 1998 Annual Meeting of shareholders, I am writing to you to review the significant progress and accomplishments made by your Company in the 21 months since I became President and Chief Executive Officer of Allstate. During my tenure, Allstate has reported six consecutive profitable quarters and, shortly, expects to report its seventh consecutive profitable quarter. In addition, calendar year 1997 was the Company's most profitable of the last five years.

      Since  July  1,  1996,  I and our new management team have implemented  an
aggressive  plan  to  restore  the  Company's   financial   health  and  enhance
shareholder value by, among other things --

      o     Restoring Profitability Through a Sharper Focus on Bottom Line
            Results

      o     Reducing Costs by 17.1% in 1997

      o     Improving Risk Management Policies, resulting in

            --    A Dramatic Reduction in Write-Offs

                  o $1.7 million in 1997 compared with approximately $4-5 million each year from 1993-1996.

                  o     A significant decline in Non-Performing Assets

      o Recruiting Key New Members of the Company's Management Team from outside the Company, including Strengthening the Company's Sales Force

      o     Increasing the Company's Customer Base by more than 30%

      o Implementing a Customer Retention Policy for Lower Risk Borrowers/Customers

      o Expanding the Company's Business Lines into Asset Based Lending and Traditional Factoring

      I believe that the Company's financial position is strong and that the future is bright for Allstate.

      However, a so-called "independent shareholders/directors committee" backed by Value Partners, Ltd., and its principal, Tim Ewing, has said it intends to nominate five candidates for election as Allstate Directors.

      Each of the Ewing group's candidates has previously served as a member of Allstate's Board of Directors. In our view, during their respective tenures on the Board --

      o None of the Ewing group's designees contributed any new ideas or initiatives regarding the Company's business operations.

      o None of the Ewing group's designees introduced any new business opportunities to the Company.

      o None of the Ewing group's designees made any constructive proposals to increase the Company's revenue or reduce its costs.

      In order to avoid a costly, disruptive and time-consuming election contest with Ewing's group, I offered Ewing the right to designate -- outright -- one person to stand for election on a newly constituted five person Board of Directors and the right, in conjunction with management, to designate two additional individuals to stand for election on a five person Board. EWING REJECTED THIS PROPOSAL WHICH WE BELIEVE WAS FAIR AND REASONABLE.

      IT IS CLEAR TO ME THAT EWING AND HIS GROUP WANT ABSOLUTE CONTROL OF YOUR BOARD AND YOUR COMPANY WITHOUT PAYING YOU A PREMIUM FOR YOUR SHARES.

      Your new management team does not believe that ceding control to Ewing and his group is in the best interest of Allstate and all of its shareholders -- although it may be in the best interest of Ewing and his nominees.

      We believe that your new management team and the nominees who we will put forward are dedicated to managing Allstate in the long term interests of ALL shareholders. We also believe that there is a serious question whether Ewing and his group would do so. Election of the Ewing group's nominees would, in our opinion, result in financial and management instability, as well as instability in the Company's customer base and business referral sources and the exploitation by our competitors of these perceived weaknesses at a critical juncture in the turn-around program your new management team has initiated and implemented.

      If you receive proxy materials from the Ewing group -- which styles itself as the so-called "independent shareholders/directors committee" -- I urge you to TAKE NO ACTION. In the very near future, we will be sending you a proxy statement and a proxy card. They will give you the opportunity to vote for Directors who believe that our Company should be run for the benefit of ALL Allstate shareholders.

      You will soon be receiving the Company's Annual Report on Form 10-KSB under separate cover. If you have any questions or would like to receive a copy of Allstate's preliminary proxy materials please call MacKenzie Partners, Inc., which is assisting us with this matter, at the number set forth below. As events unfold, I will endeavor to keep you informed.

                                   Sincerely,

                                   /s/ Craig Fishman

                                   Craig Fishman
                                   President and Chief Executive Officer

               _________________________________________________

Listed below are the names of each person nominated by a majority of your Board of Directors for election to the Board of Directors of Allstate Financial Corporation.

   DAVID P. BINDEMAN                        WAYNE M. LEE
   -----------------                        ------------
   President of Landmark Realty, Inc.       Chairman, Ryan, Lee & Co., Inc. (an
   and a Director of Washington Sports      investment banking firm); Former
   and Entertainment Limited                Managing Director, Bankers Trust
   Partnership, owner of the                Company and its BT Securities
   Washington Wizards (an NBA               Corp. Subsidiary (where he was head
   franchise) and the Washington            of the Energy Mergers and
   Capitals (an NHL franchise).             Acquisitions Group and a senior
                                            member of the Merchant Banking
                                            Group).

   JOHN V. POLLOCK                          ALAN L. FREEMAN
   ---------------                          ---------------
   Executive Vice President and Chief       Managing Partner of Freeman,
   Lending Officer of Sequoia National      Buczyner & Gero (an accounting
   Bank.  Director of Nastech               firm).  Former Partner with Deloitte
   Pharmaceutical Company, Inc.;            & Touche LLP.  Served as a Director
   Frank Basil, Inc. and Interbank of       of Allstate since 1995.
   New York.


                                  CRAIG FISHMAN
                                  -------------
                    President and Chief Executive Officer
                    of Allstate Financial Corporation. Served as a Director of Allstate since 1995.

                  ___________________________________________

                             PARTICIPANT INFORMATION


Allstate Financial Corporation ("Allstate") and certain persons named below may be deemed to be "participants" within the meaning of Regulation 14A under the Securities and Exchange Act of 1934 in the solicitation of proxies for the 1998 Annual Meeting. The participants in this solicitation may include the above-described nominees for director of Allstate (Craig Fishman, Alan Freeman, Wayne M. Lee, John V. Pollock and David P. Bindeman); the current directors of Allstate who are not part of the self-styled "committee of independent shareholders/directors" (Leon Fishman, Eugene Haskin, James C. Spector and Lawrence Vecker); and the following executive officers of Allstate: Craig Fishman (President and Chief Executive Officer and Director), Wade Hotsenpiller (Senior Vice President and Chief Operating Officer), Lawrence M. Winkler (Chief Financial Officer, Treasurer and Secretary), Peter Matthy (Executive Vice President), and Richard Brasch (General Counsel). As of March 31, 1998, Messrs
L. Fishman and Haskin beneficially owned 253,750 shares (including currently exercisable options as to 7,500 shares) and 240,500 shares of Allstate Common Stock, respectively. None of the remaining participants beneficially own in excess of 1% of Allstate's equity securities.

                  ___________________________________________

      Allstate stockholders are encouraged to call MacKenzie Partners, Inc., at the telephone number listed below. We will be pleased to provide a copy of Allstate's preliminary proxy material to any stockholder immediately and a copy of our definitive proxy material to any stockholder as soon as it becomes available. Please telephone today.

                            MACKENZIE PARTNERS, INC.
                            156 Fifth Avenue
                            New York, New York 10010
                            Call Toll-Free (800) 322-2885